Exhibit 5.1

Matthew B. Hemington

T: +1 650 843 5062

hemingtonmb@cooley.com

October 7, 2016

Everspin Technologies, Inc.

1347 N. Alma School Road, Suite 220

Chandler, AZ 85224

Ladies and Gentlemen:

We have acted as counsel to Everspin Technologies, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a registration statement of a Registration Statement (No. 333-213569) on Form S-1, as amended from time to time (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to 5,750,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001, which includes up to 5,000,000 Shares to be sold by the Company (the “Company Shares”) and up to 750,000 Shares of common stock of the Company that may be sold by the Company pursuant to the exercise of an option to purchase additional shares granted to the underwriters (the “Optional Shares”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as amended, as currently in effect, (c) the Company’s Amended and Restated Certificate of Incorporation, filed as Exhibit 3.2 to the Registration Statement and the Company’s Amended and Restated Bylaws, filed as Exhibit 3.4 to the Registration Statement, each of which will be in effect upon the closing of the offering contemplated by the Registration Statement, and (d) the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof (except we have not assumed the due execution and delivery by the Company of any such documents). In addition, we have assumed that the issuance of the Shares to be sold to the underwriters by the Company and their price will be effected in accordance with an authorization by the Board of Directors of the Company or a pricing committee thereof. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Company Shares and the Optional Shares, when sold and issued as described in the Registration Statement and the related Prospectus, will be validly issued, fully paid and non-assessable.

3175 HANOVER STREET, PALO ALTO, CA 94304-1130   T: (650) 843-5000   F: (650) 849-7400   WWW.COOLEY.COM

Everspin Technologies, Inc.

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We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

/s/ Matthew B. Hemington
Matthew B. Hemington

3175 HANOVER STREET, PALO ALTO, CA 94304-1130   T: (650) 843-5000   F: (650) 849-7400   WWW.COOLEY.COM